                                                                    EXHIBIT 99.1

      CONTACT:        Robert Gross
                      President and Chief Executive Officer
                      (585) 647-6400

                      Catherine D'Amico
                      Executive Vice President - Finance
                      Chief Financial Officer
                      (585) 647-6400

                      Investor Relations:
                      Cara O'Brien/Melissa Myron
                      Media Contact:
                      Stephanie Sampiere
                      FD Morgen-Walke
                      (212) 850-5600


FOR IMMEDIATE RELEASE
---------------------

         MONRO MUFFLER BRAKE, INC. ANNOUNCES RECORD SALES AND EARNINGS
              FOR THE FOURTH QUARTER AND YEAR ENDED MARCH 29, 2003
                       - NET INCOME INCREASES 28% IN Q4 -
                    - COMP STORE SALES INCREASE 7.3% IN Q4 -


         ROCHESTER, N.Y. - MAY 22, 2003 - MONRO MUFFLER BRAKE, INC. (NASDAQ:
MNRO) today announced record sales and unaudited earnings for the fourth quarter and year ended March 29, 2003.

         Fourth quarter sales increased 21.5% to a record $61.4 million compared to $50.5 million last year. The sales increase was driven by an increase in comparable store sales of 7.3%, as well as sales of $7.5 million from new stores, which include 34 Kimmel stores acquired in April 2002 and 10 Frasier Tire Stores acquired in February 2003. The comparable store sales result was fueled by continued double-digit gains across several of the Company's product and service offerings, including a 33% increase in scheduled maintenance services, a 28% increase in commercial services and a 26% increase in tire sales. Gross profit for the quarter ended March 29, 2003 increased to $24.2 million, or 39.3% of sales, from $19.2 million, or 38.1% of sales, last year.

         Net income increased 28.4% to a record $2.4 million, or $0.26 per diluted share, versus $1.9 million, or $0.21 per diluted share, last year. During the fourth quarter, the Company added 11 new stores as a result of the Frasier acquisition and closed one, for a total of 560 locations at the end of the period.

         Robert G. Gross, President and Chief Executive Officer stated, "Our improved direct marketing program, dedication to customer service and expanded product and service offerings have led to increased consumer awareness of and trust in Monro, as evidenced by our 7.3% comparable store sales increase and continued same store traffic increases. These strategic initiatives have enabled us to overcome the continued sluggish consumer spending and unusually harsh winter weather conditions in the Northeast to achieve record sales and profits this quarter and year."

         For the full year, sales increased 14.8% to $258.0 million, from $224.9 million in fiscal 2002. Comparable store sales increased 2.9%. Gross profit increased to $105.6 million, or 40.9% of sales from $91.8 million or 40.8% of sales in spite of a large increase in tire sales, which carry lower margins. Net income increased 21.4% to $13.6 million, or $1.45 per diluted share, which is at the mid-point of the Company's recently increased guidance, compared to $11.2 million, or $1.24 per diluted share, last year.

         Mr. Gross continued, "The challenging economic and industry environment has negatively impacted many of our competitors. This provides us with attractively-priced opportunities to acquire companies with solid reputations that would strengthen our geographic presence and/or diversify our product mix, while being accretive to earnings in a timely manner. Finally, to complement our top line growth initiatives, we remain focused on driving operating efficiencies through improvements in labor productivity and store-level execution."

         Potential Accounting Matters
         ----------------------------

         The Company's external auditors, PricewaterhouseCoopers ("PWC"), are currently reviewing the Company's accounting, previously approved by PWC, for barter credits received when the Company sublet or sold a total of 14 closed store properties to Icon International, a barter company, in fiscal years 1998, 1999 and 2000. As a result, the financial statements incorporated in this release are unaudited. While PWC has not completed its review of this issue, the Company believes that the income statement for the fiscal year ended March 29, 2003 will not be impacted materially, if at all.

         If PWC's review results in a change to their and the Company's present position on accounting for barter credits, the effect will likely be an adjustment to fiscal 2003's balance sheet to reflect a retroactive impairment charge in fiscal 1998 through 2000 for the closed stores. While the amount of the charge that could be required is currently unknown, the lease liabilities and leasehold improvements associated with these stores amounted to approximately $5 million at the time of their closing. As management is confident in the use of the barter credits, the effect of this revision will be on the timing of income and expense. The Company's earnings in fiscal years 2001 through 2007 will include income in an amount equal to the aforementioned charge in fiscal 1998 through 2000 as the Company uses the barter credits.

         The Company expects to report final audited numbers for fiscal 2003 by the end of the next week.

         Company Outlook
         ---------------

         Mr. Gross concluded, "We are very encouraged by the results we achieved this last quarter and in fiscal 2003. Additionally, we have seen this positive momentum continue into the first quarter of fiscal 2004. Our comparable store sales remain strong and we are well positioned for sustained future growth. As such, we remain comfortable with our previously stated first quarter guidance for diluted earnings per share in the range of $0.58 to $0.62 and our full year EPS forecast of $1.70 to $1.80. This estimate may be revised pending the resolution of the barter credit accounting discussed above."

         Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Speedy Auto Service by Monro, Kimmel Tires - Auto Service and Tread Quarters Discount Tires. The Company currently operates 561 stores and has 18 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware and Michigan. Monro's stores provide a full range of services for exhaust systems, brake systems, steering and suspension systems, tires and many vehicle maintenance services.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company's stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company's Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 30, 2002.

                                 (Tables Follow)

                            MONRO MUFFLER BRAKE, INC.
                              Financial Highlights
                                   (Unaudited)
                (Dollars in thousands, except per share amounts)


                                              QUARTER ENDED FISCAL MARCH (UNAUDITED)
                                              --------------------------------------
                                                   2003         2002          %
                                                 --------     --------        -

CHANGE
------

Sales                                            $ 61,399     $ 50,540      21.5%

Cost of sales, including
     distribution and occupancy costs              37,240       31,307      18.9
                                                 --------     --------

Gross profit                                       24,159       19,233      25.6

Operating, selling, general and
     administrative expenses                       19,706       14,925      32.0
                                                 --------     --------

Operating income                                    4,453        4,308       3.3

Interest expense, net                                 570          778     (26.8)

Other expense, net                                    (68)         455
                                                 --------     --------

Income before provision for
     income taxes                                   3,951        3,075      28.5

Provision for income taxes                          1,503        1,168      28.7
                                                 --------     --------

Net income                                       $  2,448     $  1,907      28.4
                                                 ========     ========

Diluted earnings per share                       $   0.26     $   0.21      23.8%
                                                 ========     ========

Weighted average number of
     diluted shares outstanding                     9,437        9,168


Number of stores open
     (at end of quarter)                              560          514

                                    - more -

                            MONRO MUFFLER BRAKE, INC.
                              Financial Highlights
                (Dollars in thousands, except per share amounts)


                                                YEAR ENDED FISCAL MARCH (UNAUDITED)
                                                -----------------------------------
                                                   2003          2002        %
                                                 --------     --------       -
CHANGE
------

Sales                                            $258,026     $224,853      14.8%

Cost of sales, including
     distribution and occupancy costs             152,432      133,042      14.6
                                                 --------     --------

Gross profit                                      105,594       91,811      15.0

Operating, selling, general and
     administrative expenses                       81,186       69,718      16.4
                                                 --------     --------

Operating income                                   24,408       22,093      10.5

Interest expense, net                               2,601        3,731     (30.3)

Other expense, net                                   (189)         833
                                                 --------     --------

Income before provision for
     income taxes                                  21,996       17,529      25.5

Provision for income taxes                          8,359        6,295      32.8
                                                 --------     --------

Net income                                       $ 13,637     $ 11,234      21.4
                                                 ========     ========

Diluted earnings per share                       $   1.45      $   1.24      16.9%
                                                 ========     ========

Weighted average number of
     diluted shares outstanding                    9,403         9,055



                                     more -


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                            MONRO MUFFLER BRAKE, INC.
                              Financial Highlights
                             (Dollars in thousands)

                                                          (UNAUDITED) (UNAUDITED)
                                                           ---------   ---------
                                                           MARCH 29,    MARCH 30,
                                                             2003         2002
                                                           --------     --------
ASSETS
------
Current assets
   Cash                                                    $      3     $    442

   Inventories                                               51,256       44,821

   Other current assets                                      13,277        8,516
                                                           --------     --------

      Total current assets                                   64,536       53,779

Property, plant and equipment, net                          132,282      127,211

Other noncurrent assets                                      14,081        8,309
                                                           --------     --------

      Total assets                                         $210,899     $189,299
                                                           ========     ========


LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Current liabilities                                        $ 40,878     $ 39,643

Long-term debt                                               36,183       34,123

Other long-term liabilities                                   6,297        5,749
                                                           --------     --------

     Total liabilities                                       83,358       79,515

Total shareholders' equity                                  127,541      109,784
                                                           --------     --------

     Total liabilities and shareholders' equity            $210,899     $189,299
                                                           ========     ========


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